Exhibit 99.1
FOR IMMEDIATE RELEASE

Caribou Coffee Company, Inc. 3900 Lakebreeze Avenue North Minneapolis, MN 55429 (763) 592-2200 Investor Relations Contact: ICR Kathleen Heaney (203) 803-3585 ir@cariboucoffee.com

CARIBOU COFFEE REPORTS FIRST QUARTER 2009 RESULTS
MINNEAPOLIS, MINNESOTA, May 7, 2009. Caribou Coffee Company, Inc. (Nasdaq:CBOU), the second largest U.S.-based company-owned gourmet coffeehouse operator based on the number of coffeehouses, today reported financial results for first quarter 2009 (thirteen weeks ended March 29, 2009).
HIGHLIGHTS FOR THE FIRST QUARTER OF 2009 INCLUDE:
•	Net Income of $0.3 million or $0.02 per share and EBITDA of $4.6 million for the quarter.

•	Commercial sales increased 61% while franchise sales increased 14% compared to first quarter 2008.
Michael Tattersfield, the Company’s President and CEO commented, “I am pleased with the progress we continue to make in improving profitability. We have communicated that the turnaround will be a multi-year effort, and although we are operating in a challenging economic environment, we are continuing to see progress. We are accomplishing this by focusing on key strategic initiatives; improving our guest experience, strengthening our brands and focusing on the expansion of our franchise and commercial channels.” Mr. Tattersfield added, “Non-coffeehouse sales continue to exhibit strong growth and have helped to offset the past emphasis on company-owned coffeehouse expansion, reinforcing our stated goal of evolving to a branded coffee company.”
FIRST QUARTER 2009 RESULTS
Total net sales were $60.4 million for the quarter ended March 29, 2009, a decrease of $1.4 million or 2.2% from $61.8 million for the quarter ended March 30, 2008. This decrease is attributable to 204 fewer operating coffeehouse weeks due to coffeehouse closures in 2008, a 5.0% decrease in comparable coffeehouse sales in the first quarter of 2009 compared to the same period in 2008, partially offset by commercial and franchise segment sales growth.

Coffeehouse sales were $52.9 million in the first quarter of 2009, a decrease of 6.6% from the same period in the prior year. The decrease primarily reflects the 5.0% decline in comparable coffeehouse sales and fewer coffeehouse operating weeks. No new company-owned coffeehouses opened during the quarter. Commercial sales were $5.7 million in the first quarter of 2009, an increase of 60.6% over the first quarter of 2008. The increase was due to higher sales from existing and new commercial customers, as the company opened 711 new doors. Franchise sales were $1.8 million in the first quarter of 2009, an increase of 14.2% over the first quarter of 2008. The increase was due to higher sales from franchise fees, royalties and product sales from 38 franchise coffeehouses opened during the last 12 months, including 6 coffeehouse openings during the first quarter of 2009.
Cost of sales and related occupancy costs in the first quarter of 2009 was $26.3 million and remained relatively flat for the quarter compared to the same period of the prior year.
Operating expenses in the first quarter of 2009 were $23.3 million compared to $25.4 million in the same period of the prior year. This decrease was the result of improved operating performance within the retail segment as well as having fewer coffeehouse operating weeks. As a percentage of revenue, operating costs were 38.6%, down from 41.1% in the same period of the prior year.
General and administrative expenses decreased $0.9 million, or 11.3%, to $6.6 million during the thirteen weeks ended March 29, 2009, from $7.5 million during the thirteen weeks ended March 30, 2008. The decrease in general and administrative expenses was the result of cost reduction actions taken during fiscal 2008 and the on-going focus on overall cost management.
Store closing expense and disposal of assets decreased $2.4 million to $0.1 million during first quarter 2009, from $2.5 million during first quarter 2008. The decrease in closing expense and disposal of assets is primarily attributable to asset write-off and lease termination costs associated with the closing of 16 underperforming company-owned coffeehouses during the thirteen weeks ended March 30, 2008. There were no company —owned stores closed in the first quarter of 2009.
EBITDA was $4.6 million during the thirteen weeks ended March 29, 2009, compared to EBITDA of $0.5 million during the thirteen weeks ended March 30, 2008. The year over year EBITDA increase was primarily due to improved performance within our retail coffeehouses, continued growth in the commercial and franchise segments, operating cost reductions and lower retail coffeehouse closing expenses. (EBITDA is a non-GAAP measure. See EBITDA reconciliation at the end of this release).
Depreciation and amortization decreased $2.2 million, or 36.8%, to $3.7 million during the thirteen weeks ended March 29, 2009, from $5.9 million during the same period in the prior year. The decrease was due to $1.5 million in accelerated deprecation associated with company-owned coffeehouses during the first quarter 2008 and lower depreciable assets during 2009 from impairments taken in the past year.

The Company’s net income for the first quarter of 2009 was $0.3 million or $0.02 per share compared to a net loss of $6.4 million or ($0.33) per share for the same period in 2008.
BALANCE SHEET AND CASH FLOW
The company ended the quarter with $10.8 million in cash and no long-term debt. Capital expenditures in the quarter amounted to $0.2 million.
CONFERENCE CALL
Caribou Coffee will host a conference call on May 7, 2009, at 4:30 p.m. (Eastern Time) to discuss these results. Hosting the call will be Michael Tattersfield, President and CEO, and Timothy Hennessy, CFO. The call will be webcast and can be accessed from the Company’s website at www.cariboucoffee.com. The webcast link is in the Investor Relations section. The dial in number is 1-888-724-9518 or 1-913-312-0374 for international calls. Confirmation number is 2403265. If you are unable to join the call, a replay will be available beginning at 7:30 p.m. (Eastern Time) on May 7, 2009 through 11:59 p.m. on May 14, 2009 and can be accessed by dialing 1-888-203-1112 or international callers 1-719-457-0820 and enter pin number 2403265. In addition, the webcast will be archived on the Company’s website.
ABOUT THE COMPANY
Caribou Coffee Company, Inc., founded in 1992 and headquartered in Minneapolis, Minnesota, is the second largest company-owned gourmet coffeehouse operator in the United States based on the number of coffeehouses. As of March 29, 2009, Caribou Coffee had 515 coffeehouses, including 101 franchised locations. Caribou Coffee offers its customers high-quality gourmet coffee and espresso-based beverages, as well as specialty teas, baked goods, whole bean coffee, branded merchandise and related products. In addition, Caribou Coffee sells products to club stores, grocery stores, mass merchandisers, office coffee providers, airlines, hotels, sports and entertainment venues, college campuses and online customers. Caribou Coffee focuses on creating a unique experience for customers through a combination of high-quality products, a comfortable and welcoming coffeehouse environment and a unique style of customer service. For more information, visit the Caribou Coffee web site at www.cariboucoffee.com.
FORWARD-LOOKING STATEMENTS
Certain statements in this release, and other written or oral statements made by or on behalf of Caribou Coffee are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: fluctuations in quarterly and annual results, incurrence of net losses, adverse effects of management focusing on implementation of a growth strategy, failure to develop and maintain the Caribou Coffee brand and other factors disclosed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

CARIBOU COFFEE COMPANY, INC. AND AFFILIATES
(A Majority Owned Subsidiary of Caribou Holding Company Limited)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ended
	March 29,	March 30,
	2009	2008
	(In thousands, except for per share
	amounts)
	(Unaudited)
Coffeehouse sales	$52,864	$56,620
Commercial and franchise sales	7,516	5,137

Total net sales	60,380	61,757
Cost of sales and related occupancy costs	26,272	26,213
Operating expenses	23,322	25,395
Opening expenses	10	85
Depreciation and amortization	3,741	5,921
General and administrative expenses	6,606	7,450
Closing expense and disposal of assets	53	2,546

Operating income (loss)	376	(5,853)
Other income (expense):
Interest income	—	18
Interest expense	(58)	(512)

Income (loss) before provision for income taxes	318	(6,347)
(Benefit) provision for income taxes	(101)	6

Net Income (loss)	419	(6,353)
Less: Net income attributable to noncontrolling interest	73	53

Net Income (loss) attributable to Caribou Coffee Company, Inc.	$346	$(6,406)

Basic net income (loss) attributable to Caribou Coffee Company, Inc. common shareholders per share	$0.02	$(0.33)

Diluted net income (loss) attributable to Caribou Coffee Company, Inc. common shareholders per share	$0.02	$(0.33)

Basic weighted average number of shares outstanding	19,371	19,371

Diluted weighted average number of shares outstanding	19,526	19,371

CARIBOU COFFEE COMPANY, INC. AND AFFILIATES
(A Majority Owned Subsidiary of Caribou Holding Company Limited)
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 29,	December 28,
	2009	2008
	(In thousands, except for per share
	amounts)
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$10,751	$11,060
Accounts receivable (net of allowance for doubtful accounts of $76 and $72 at March 29, 2009 and December 28, 2008, respectively)	4,330	5,311
Other receivables	1,399	916
Income tax receivable	41	60
Inventories	9,832	10,218
Prepaid expenses and other current assets	870	881

Total current assets	27,223	28,446
Property and equipment, net of accumulated depreciation and amortization	56,203	60,312
Notes receivable	12	16
Restricted cash	327	327
Other assets	426	471

Total assets	$84,191	$89,572

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$8,604	$8,229
Accrued compensation	4,291	6,241
Accrued expenses	6,885	8,317
Deferred revenue	6,889	9,473

Total current liabilities	26,669	32,260

Asset retirement liability	1,056	1,035
Deferred rent liability	9,104	9,245
Deferred revenue	2,408	2,538
Income tax liability	367	486

Total long term liabilities	12,935	13,304
Equity:
Preferred stock, par value $.01, 20,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01, 200,000 shares authorized; 19,371 shares issued and outstanding at March 29, 2009 and December 28, 2008	194	194
Additional paid-in capital	125402	125,222
Accumulated deficit	(81,133)	(81,479)

Total Caribou Coffee Company, Inc. shareholders’ equity	44,463	43,937
Noncontrolling interest	124	71

Total equity	44,587	44,008

Total liabilities and equity	$84,191	$89,572

Coffeehouse Openings and Closings

	Thirteen Weeks Ended
	March 29, 2009	March 30, 2008
Operating Data:
Percentage change in comparable coffeehouse net sales(1)	(5.0)%	(2.3)%
COFFEEHOUSE DATA
Company-Owned:
Coffeehouses open at beginning of period	414	432
Coffeehouses opened during the period	0	5
Coffeehouses closed during the period	0	16

Total Company-Owned Open at Period End	414	421
Franchised:
Coffeehouses open at beginning of period	97	52
Coffeehouses opened during the period	6	11
Coffeehouses closed during the period	2	—

Total Franchised Open at Period End	101	63

Total coffeehouses open at end of period	515	484

(1)	Percentage change in comparable coffeehouse net sales compares the net sales of coffeehouses during a fiscal period to the net sales from the same coffeehouses for the equivalent period in the prior year. A coffeehouse is included in this calculation beginning in its thirteenth full fiscal month of operations. A closed coffeehouse is included in the calculation for each full month that the coffeehouse was open in both fiscal periods. Franchised coffeehouses are not included in the comparable coffeehouse net sales calculations.

EBITDA RECONCILIATION
The following is a reconciliation of the Company’s net income (loss) to EBITDA.

	Thirteen Weeks Ended
	March 29, 2009	March 30, 2008
	(Thousands)
Net Income (loss) attributable to Caribou Coffee Company, Inc.	$346	$(6,406)
Interest expense	58	512
Interest income		(18)
Depreciation and amortization(1)	4,294	6,421
(Benefit) provision for income taxes	(101)	6

EBITDA	$4,597	$515

(1)	Includes depreciation and amortization associated with the headquarters and roasting facility that are categorized as general and administrative expenses and cost of sales and related occupancy costs on the statement of operations.
EBITDA is equal to net income (loss) excluding: (a) interest expense; (b) interest income; (c) depreciation and amortization; and (d) income taxes.
     Management believes EBITDA is useful to investors in evaluating the Company’s operating performance for the following reason:
•	Coffeehouse leases are generally short-term (5-10 years) and Caribou must depreciate all of the cost associated with those leases on a straight-line basis over the initial lease term excluding renewal options (unless such renewal periods are reasonably assured at the inception of the lease). The Company opened a net 212 company-operated coffeehouses from the beginning of fiscal 2003 through the end of the first thirteen weeks of fiscal 2009. As a result, management believes depreciation expense is disproportionately large when compared to the sales from a significant percentage of the coffeehouses that are in their initial years of operations. Also, many of the assets being depreciated have actual useful lives that exceed the initial lease term excluding renewal options. Consequently, management believes that adjusting for depreciation and amortization is useful for evaluating the operating performance of the coffeehouses.
     Management uses EBITDA:
•	As a measurement of operating performance because it assists management in comparing its operating performance on a consistent basis as it removes the impact of items not directly resulting from coffeehouse operations;

•	For planning purposes, including the preparation of our internal annual operating budget;

•	To establish targets for certain management compensation matters; and

•	To evaluate the Company’s capacity to incur and service debt, fund capital expenditures and expand the business.
EBITDA as calculated by Caribou Coffee is not necessarily comparable to similarly titled measures used by other companies. In addition, EBITDA: (a) does not represent net income or cash flows from operating activities as defined by GAAP; (b) is not necessarily indicative of cash available to fund cash flow needs; and (c) should not be considered an alternative to net income, operating income, cash flows from operating activities or Caribou Coffee’s other financial information as determined under GAAP.
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